Exhibit 2.2

DESCRIPTION OF SHARE CAPITAL

The following is a description of the material terms of the amended and restated memorandum and articles of association of Manchester United plc (the “Company,” “we,” “us,” and “our”), and certain provisions of the governance agreement, dated as of 24 December 2023 (the “Governance Agreement”), by and among the Company, Trawlers Limited (together with its permitted holders and transferees and certain related parties thereof, the “Trawlers Parties”) and the members of the Glazer family and their affiliates listed in Schedule A thereto (together with their permitted transferees and other permitted holders, the “Glazer Parties”). The following description may not contain all of the information that is important to you and we therefore refer you to our amended and restated memorandum and articles of association, a copy of which is filed as Exhibit 99.1 to our Report of Foreign Private Issuer on Form 6-K (File No. 001-35627), filed with the Securities and Exchange Commission (the “SEC”) on 21 February 2024, and the Governance Agreement, a copy of which is filed as Exhibit 99.2 to our Report of Foreign Private Issuer on Form 6-K (File No. 001-35627), filed with the SEC on 26 December 2023.

General

We are a Cayman Islands exempted company with limited liability. Our affairs are governed by our amended and restated memorandum and articles of association and the Companies Act (as revised) of the Cayman Islands (the “Companies Act”).

Our register of shareholders is maintained by Computershare Trust Company, N.A., 150 Royall Street, Canton, Massachusetts 02021.

Our authorized share capital is US$325,000 divided into 650,000,000 shares, par value $0.0005 per share.

Ordinary Shares

General

All of our issued and outstanding shares are fully paid and non-assessable. Certificates representing our outstanding ordinary shares are generally not issued and legal title to our issued shares is recorded in registered form in the register of members. Our issued and outstanding ordinary shares consist of Class A ordinary shares and Class B ordinary shares. Holders of Class A ordinary shares and Class B ordinary shares have the same rights other than with respect to voting and conversion rights. Holders of our ordinary shares have no preemptive, subscription, redemption or conversion rights (except as described below under the heading “—Conversion”).

Our board of directors may authorize the division of ordinary shares into any number of classes of shares, including series of preferred shares, out of our authorized but unissued share capital, which could be utilized for a variety of corporate purposes, including future offerings to raise capital for corporate purposes or for use in employee benefit plans. Such additional classes of shares shall have such rights, restrictions, preferences, privileges and payment obligations as determined by our board of directors. If we issue any preferred shares, the rights, preferences and privileges of holders of our Class A ordinary shares and Class B ordinary shares will be subject to, and may be adversely affected by, the rights of the holders of such preferred shares. Notwithstanding the foregoing, pursuant to the terms of the Governance Agreement, for so long as a Minority Holder (as defined therein) holds at least 15% of the total number of ordinary shares issued and outstanding, the issuance of equity securities with certain preferences will be subject to certain requirements set forth in the Governance Agreement.

Dividends

The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors subject to the Companies Act and our amended and restated memorandum and articles of association. Dividends and other distributions on issued and outstanding ordinary shares may be paid out of the funds of the Company lawfully available for such purpose, subject to any preference of any outstanding preferred shares. Dividends and other distributions will be distributed among the holders of our ordinary shares on a pro rata basis. Notwithstanding the foregoing, pursuant to the terms of the Governance Agreement, for so long as a Minority

Holder holds at least 15% of the total number of ordinary shares issued and outstanding, the approval of such Minority Holder will be required in order to pay, make or declare any dividend or other distribution (x) in respect of our Class B ordinary shares prior to 20 February 2027, or (y) on any basis other than pro rata to the number of ordinary shares issued and outstanding (except for, prior to 20 February 2027, any dividend or other distribution in respect of the Class A ordinary shares only).

Voting rights

Each Class A ordinary share is entitled to one vote, and each Class B ordinary share is entitled to 10 votes, on all matters upon which the ordinary shares are entitled to vote. Voting at any shareholders’ meeting is by show of hands, unless voting by way of poll demanded by the chairman of the board of directors or any shareholder present or voting by proxy.

A quorum required for a meeting of shareholders consists of (a) with respect to any meeting convened to consider or adopt a special resolution, one or more holders present in person or by proxy holding shares conferring upon the relevant holders at least 67% of the votes eligible to be cast at any such general meeting of the Company and (b) with respect to any meeting to consider any other resolution or take any other action, one or more holders present in person or by proxy holding shares conferring upon the relevant holders at least a majority of the votes eligible to be cast at any such general meeting of the Company. A special resolution will be required for important matters such as a merger or consolidation of the Company, change of name or making changes to our amended and restated memorandum and articles of association or the voluntary winding up of the Company.

An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast in a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the ordinary shares.

At any time that the holders of the Class B ordinary shares together hold Class B ordinary shares representing at least 10% of the total number of Class A and Class B ordinary shares outstanding, the voting power permitted to be exercised by the holders of the Class B shares will be weighted such that the Class B shares shall represent, in the aggregate, 67% of the voting power of all shareholders entitled to receive notice of, attend and vote at any meeting convened to consider a special resolution.

Conversion

Each Class B ordinary share is convertible into one Class A ordinary share at any time at the option of the holder of such Class B ordinary share. Each Class B ordinary share shall be automatically and immediately converted into one Class A ordinary share upon any transfer thereof to a person or entity that is not an affiliate of the holder of such Class B ordinary share. Further, our Class B ordinary shares will automatically convert into our Class A ordinary shares upon the date when holders of all Class B ordinary shares cease to hold Class B ordinary shares representing, in the aggregate, at least 10% of the total number of Class A and Class B ordinary shares outstanding.

Variation of rights

The rights attached to any class of shares (unless otherwise provided by the terms of issue of that class), such as voting, dividends and the like, may only be materially adversely varied or abrogated with the sanction of a resolution passed at a separate meeting of the holders of the shares of that class by a majority of two-thirds of the votes cast at such meeting or by the written consent of the holders of not less than two-thirds of the issued shares of that class. The rights conferred upon the holders of the shares of any class shall not (unless otherwise provided by the terms of issue of that class) be deemed to be varied by the creation or issue of further shares ranking in priority to or pari passu with such previously existing shares.

Transfer of ordinary shares and notices

Any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors, subject to the applicable restrictions of our amended and restated memorandum and articles of association, such as the suspension of transfers for a period immediately preceding a general meeting, or the determination that a proposed transfer is not eligible. Pursuant to the terms of the Governance Agreement, the Trawlers Parties and the Glazer Parties are also subject to certain transfer restrictions with respect to their ordinary shares. Our amended and restated memorandum and articles of association provide that our directors are required to register any transfer of ordinary shares made in accordance with the terms of the Governance Agreement and to refuse to register any transfer of ordinary shares that would violate the terms of the Governance Agreement.

In addition, our amended and restated memorandum and articles of association prohibit the transfer of shares to any person where such transfer would be in breach of the rules of the English Premier League (the “Premier League”) or certain other relevant governing bodies. The rules of the Premier League prohibit any person who holds an interest of 10% or more of the total voting rights exercisable in a Premier League football club from holding an interest in voting rights exercisable in any other Premier League football club. In limited circumstances, as set forth in our amended and restated memorandum and articles of association, we have the right to repurchase shares from such person or to direct that shareholder to transfer those shares to another person.

If our directors refuse to register a transfer they shall, within two months after the date on which the instrument of transfer was lodged, arrange to send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, on 14 days’ notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year.

Certain transfers of Class B ordinary shares to non-affiliates of the holder of such Class B ordinary shares will also result in the conversion of such Class B ordinary shares to Class A ordinary shares. See “—Conversion” above.

Liquidation

On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of ordinary shares), assets available for distribution among the holders of ordinary shares shall be distributed among the holders of the ordinary shares on a pro rata basis.

Directors

The management of our Company is vested in a board of directors. Our amended and restated memorandum and articles of association provide that our board of directors, which must be composed of at least one member, can be appointed and removed and/or replaced by an ordinary resolution of the shareholders, or by the board of directors, either as a result of a casual vacancy or as an additional director, subject to the maximum number (if any), imposed by an ordinary resolution of the shareholders, or by written notice delivered to the Company from time to time by shareholders permitted to exercise more than 50% of the voting power capable of being exercised at any general meeting. Pursuant to the terms of the Governance Agreement, each party that is entitled to appoint one or more directors thereunder may appoint and remove or replace any such director by providing written notice to us and the other shareholder party thereto, following which we (subject to applicable law) and such other shareholder will be required to take all actions to cause such director to take and be maintained in office or to remove or replace such director, as the case may be. In the event that a vacancy is created by the death, disability, retirement, resignation or removal of a director appointed by a shareholder pursuant to the terms of the Governance Agreement, such shareholder will have the right to designate another individual to fill the applicable vacancy, and we (subject to applicable law) and the other shareholder will be required to take all necessary action within our or its control so that such replacement is appointed and elected to our board of directors in accordance with the provisions of our amended and restated memorandum and articles of association.

The quorum necessary for any meeting of our board of directors shall consist of at least a majority of the members of our board of directors. In addition, pursuant to the terms of the Governance Agreement, for so long as a Minority Holder has the right to appoint two members of our board of directors, no meeting of our board of directors will be held unless a quorum is formed consisting of at least one director appointed by such Minority Holder.

Indemnity of directors and officers

Our amended and restated memorandum and articles of association provide that our board of directors and officers shall be indemnified from and against all liability which they incur in execution of their duty in their respective offices, except liability incurred by reason of such director’s or officer’s dishonesty, willful default or fraud.

Differences in Corporate Law

Cayman Islands companies are governed by the Companies Act. The Companies Act is modeled on English law but does not follow recent English law statutory enactments, and differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of some significant differences between the provisions of the Companies Act applicable to us and, for comparison purposes, the laws applicable to companies incorporated in the State of Delaware and their shareholders.

Mergers and similar arrangements

The Companies Act allows for the merger of two or more companies into either one consolidated company or one company merged into another so as to form a single surviving company. The merger or consolidation of two or more companies under Cayman Islands law requires the directors of the companies to enter into and to approve a written plan of merger or consolidation, which must also be authorized by a special resolution of each constituent company, in which regard see “—Voting rights” above, and such other authorization, if any, as may be specified in such companies’ articles of association. In relation to any merger or consolidation under the Companies Act, dissenting shareholders have certain limited appraisal rights in circumstances which are similar to those available to dissenting shareholders of a Delaware corporation, providing rights to receive payment in cash for the judicially determined fair value of the shares. Appraisal rights are ordinarily available where the consideration offered under the merger is payable in cash or, in some instances, the unlisted securities of a third party.

The Companies Act also includes statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that such a scheme of arrangement is approved (i) in respect of a scheme of arrangement proposed to be entered into between a company and its shareholders (or any class of them), 75% in value of each class of shareholder(s) who attend and vote, either in person or by proxy, at a meeting (or meetings) convened for that purpose; or (ii) in respect of a scheme of arrangement proposed to be entered into between a company and its creditors (or any class of them), a majority in number representing 75% in value of each class of creditor(s) who attend and vote, either in person or by proxy, at a meeting (or meetings) convened for that purpose.

The convening of meetings to consider any such scheme of arrangement, and the implementation of the scheme, must be sanctioned by the Grand Court of the Cayman Islands (the "Grand Court").

In respect of a scheme of arrangement proposed to be entered into between a company and its shareholders (or any class of them), while a dissenting shareholder has the right to express to the Grand Court the view that the transaction ought not to be approved, the Grand Court can generally be expected to approve the scheme of arrangement if it determines that:

•	the statutory requirements as to majority vote have been met;
•	the shareholders have been fairly represented at the meeting(s) and the classes properly delineated;

•	the majority of shareholders acted bona fide and for proper purposes when voting to approve the scheme of arrangement at the meeting(s);
•	the scheme of arrangement is such that an intelligent and honest man acting in respect of his interest would reasonably approve; and
•	the scheme of arrangement is not one that would amount to a “fraud on the minority.”

If a scheme of arrangement is thus approved by the requisite statutory majority of shareholders (or each class thereof) and sanctioned by the Grand Court, the scheme of arrangement will become binding on all shareholders (or class thereof), including dissenting shareholders and dissenting shareholders would have no rights comparable to appraisal rights.

When a tender offer to acquire shares is made and accepted (within four months) by holders of not less than 90% of the shares subject to such offer, the offeror may, within a two-month period following the expiration of the initial four-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed unless there is evidence of fraud, bad faith, collusion or inequitable treatment of shareholders.

Shareholders’ suits

We are not aware of any reported class action having been brought in a Cayman Islands court. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions. In principle, a shareholder does not have a direct right of action against the directors of the Company as the Company will normally be the proper plaintiff. However, based on both Cayman Islands authorities and English authorities, which will be of persuasive authority in the Cayman Islands, there are exceptions to the foregoing principle, which allows a shareholder to bring an action derivatively against the directors of the Company on behalf of the Company, including when:

•	a company acts or proposes to act illegally or ultra vires (beyond the scope of its authority);
•	the act complained of, although not ultra vires, could be effected if duly authorized by a special resolution that has not been obtained; and
•	those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against us where the individual rights of that shareholder have been infringed or are about to be infringed.

Fiduciary duties of directors

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components, the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director must act in a manner he or she reasonably believes to be in the best interests of the corporation. A director must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interests of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes fiduciary duties to the company including: a duty to act in good faith and in what he considers to be in the best interests of the company as a whole; a duty not to make a profit out of his position as director (unless the company permits him to do so); a duty to exercise his powers for the purposes for which they are conferred and not for a collateral purpose; and a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party. A director of a Cayman Islands company also owes to the company a duty to act with skill and care. A director will need to exhibit in the performance of his duties both the degree of skill that may reasonably be expected from a subjective perspective determined by reference to his knowledge and experience and the skill and care objectively to be expected from a person occupying office as a director of the Company.

Under our amended and restated memorandum and articles of association, directors who are in any way, whether directly or indirectly, interested in a contract or proposed contract with our company must declare the nature of their interest at a meeting of the board of directors. Following such declaration, a director may vote in respect of any contract or proposed contract notwithstanding his interest; provided that, in exercising any such vote, such director’s duties remain as described above.

Written consent of shareholders

Under Delaware corporate law, unless otherwise provided in the certificate of incorporation, any action to be taken at any annual or special meeting of shareholders of a corporation may be taken by written consent of the holders of outstanding stock having not less than the minimum number of votes that would be necessary to take that action at a meeting at which all shareholders entitled to vote were present and voted. In addition, a corporation may eliminate the right of shareholders to act by written consent through amendment to its certificate of incorporation.

Cayman Islands law and our amended and restated memorandum and articles of association provide that shareholders may approve the appointment, removal or replacement of directors by notice in writing to the Company signed by or on behalf of shareholders holding a majority of the voting power of our outstanding ordinary shares.

Cayman Islands law and our amended and restated memorandum and articles of association also provide that shareholders may approve corporate matters that are not the appointment or removal of directors by way of unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder proposals

Under Delaware corporate law, a shareholder has the right to put any proposal before the shareholders at the annual meeting, provided that such shareholder complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

Under the laws of the Cayman Islands, a shareholder can only put a proposal before the shareholders at any general meeting in respect of any matter regarded as “special business” if it is set out in the notice calling the meeting. All business carried out at a general meeting shall be deemed special with the exception of sanctioning a dividend, the consideration of the accounts, balance sheets, any report of the directors or of the Company’s auditors and the fixing of the remuneration of the Company’s auditors. There is no right to introduce new business in respect of any matter requiring a special resolution at any meeting. A general meeting may be called by the board of directors or any other person authorized to do so in the memorandum and articles of association, but shareholders may be precluded from calling general meetings. General meetings shall also be convened on the requisition in writing of any shareholder or shareholders entitled to attend and vote at general meetings of the company and to exercise at least a majority of the voting power permitted to be exercised at any such meeting, deposited at the registered office of the Company specifying the objects of the meeting for a date no later than 21 days from the date of deposit of the requisition signed by such shareholders, and if the directors do not convene such meeting for a date not later than 45 days after the date of such deposit, such shareholders themselves may convene the general meeting in the same manner, as nearly as possible, as that in which general meetings may be convened by the directors, and all reasonable expenses incurred by such shareholders as a result of the failure of the directors to convene the general meeting shall be reimbursed to them by the Company. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings.

Under Delaware corporate law, a corporation is required to set a minimum quorum of one-third of the issued and outstanding shares for a shareholders meeting. Cayman Islands law permits a company’s articles to have any quorum. See “—Voting rights.”

Cumulative voting

Under Delaware corporate law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits a minority shareholder to cast all the votes to which such shareholder is entitled on a single director, which increases such shareholder’s voting power with respect to electing such director.

There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands, but our amended and restated memorandum and articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Election and removal of directors

Under Delaware corporate law, unless otherwise specified in the certificate of incorporation or bylaws of a corporation, directors are elected by a plurality of the votes of the shares entitled to vote on the election of directors and may be removed with or without cause (or, with respect to a classified board, only with cause unless the certificate of incorporation provides otherwise) by the approval of a majority of the outstanding shares entitled to vote.

Similarly, as permitted by the Companies Act and pursuant to our amended and restated memorandum and articles of association, directors can be appointed and removed and/or replaced by written notice delivered to the Company from time to time by shareholders permitted to exercise more than 50% of the voting power capable of being exercised at any general meeting.

Written consent of directors

Under Delaware corporate law, a written consent of the directors must be unanimous to take effect. The position under Cayman Islands law is the same in this regard.

Indemnification of directors and executive officers and limitation of liability

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association provide that our board of directors and officers shall be indemnified from and against all liability which they incur in execution of their duty in their respective offices, except liability incurred by reason of such directors’ or officers’ dishonesty, willful default or fraud. This standard of conduct is generally the same as permitted under Delaware corporate law.

Enforcement of civil liabilities

The Cayman Islands has a less developed body of securities laws as compared to the United States and provides less protection to investors. Additionally, Cayman Islands companies may not have standing to sue before the Federal courts of the United States.

The courts of the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the federal securities laws of the United States or any state, particularly so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, such foreign court had proper jurisdiction over the parties subject to such judgment as a matter of Cayman Islands conflict of law rules, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Variation of rights of shares

Under Delaware corporate law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise.

Under Cayman Islands law and our amended and restated memorandum and articles of association, if our share capital is divided into more than one class of shares, we may only materially adversely vary or abrograte the rights attached to any class with either the written consent of the holders of not less than two-thirds of the shares of such class or with the sanction of a resolution passed at a separate meeting of the holders of the shares of such class by a majority of two thirds of the votes cast at such a meeting.

Sale of assets

Under Delaware corporate law, a vote of the shareholders is required to approve a sale of assets only when all or substantially all assets are being sold to a person other than a subsidiary of the Company.

The Companies Act contains no specific restrictions on the powers of directors to dispose of assets of a company. As a matter of general law, in the exercise of those powers, the directors must discharge their fiduciary duties.

Transactions with interested shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock within the past three years.

This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Rights of non-resident or foreign shareholders

There are no limitations imposed by our amended and restated memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. As similarly provided under Delaware corporate law, there are no restrictions on foreign or non-resident ownership or management of a Cayman Islands company under Cayman Islands law. In addition, there are no provisions in our amended and restated memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

Dissolution and winding up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with a dissolution initiated by the board of directors.

Under the Companies Act of the Cayman Islands and our amended and restated memorandum and articles of association, our company may be voluntarily dissolved, liquidated or wound up only by a special resolution of our shareholders, in which regard see “—Voting rights” above. Pursuant to the terms of the Governance Agreement, for so long as a Minority Holder holds at least 15% of the total number of ordinary shares issued and outstanding, the Majority Holder and its related parties will be prohibited from voting in favor of any resolution for the winding up of our company without the approval of such Minority Holder. In addition, a company may be wound up by the Grand Court of the Cayman Islands if the company is unable to pay its debts or if the court is of the opinion that it is just and equitable that our company is wound up.

Inspection of books and records

Our shareholders will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or corporate records except our amended and restated memorandum and articles of association.

Under Delaware corporate law, any shareholder of a corporation may for any proper purpose inspect or make copies of the corporation’s stock ledger, list of shareholders and other books and records.

Amendment of governing documents

Under Delaware corporate law, a corporation’s certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote, and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors.

As permitted by Cayman Islands law, our amended and restated memorandum and articles of association may be amended with the sanction of a special resolution passed at a general meeting of shareholders. Pursuant to the terms of the Governance Agreement, for so long as a Minority Holder holds at least 15% of the total number of ordinary shares issued and outstanding, the Majority Holder and its related parties will be prohibited from voting in favor of certain amendments to our amended and restated memorandum and articles of association without the approval of such Minority Holder.

Transfer Agent and Registrar

The transfer agent and registrar for the ordinary shares is Computershare Trust Company, N.A.